Execution Version i 1431195230\9\ASIA DATED 2023 GIMI MS CORPORATION AS BORROWER AND ING BANK N.V. AS FACILITY AGENT AND SECURITY TRUSTEE __________________________________________ AMENDMENT DEED TO SENIOR SECURED TERM LOAN FACILITY AGREEMENT for a $700,000,000 term loan facility in respect of the conversion of one (1) LNG carrier into a floating liquefaction natural gas facility dated 24 October 2019 as amended by a first supplemental agreement dated 19 January 2021, a second supplemental agreement dated 2 March 2021 and a third supplemental agreement dated 17 February 2023 __________________________________________ 7 July

Execution Version ii 1431195230\9\ASIA CONTENTS 1. Definitions ................................................................................................................ 3 2. Amendments ........................................................................................................... 4 3. Representations and Warranties ............................................................................ 16 4. Confirmations ........................................................................................................ 16 5. Fees, Costs and Expenses .................................................................................... 17 6. Miscellaneous and Notices .................................................................................... 17 7. Applicable Law ...................................................................................................... 17 Schedule 1 Conditions Precedent and Conditions Subsequent ........................................... 18 Schedule 2 Effective Date Notice ........................................................................................ 22 Schedule 1 Conditions Precedent and Conditions Subsequent ........................................... 18 Schedule 2 Effective Date Notice ........................................................................................ 22 Schedule 3 Reference Rate Terms ..................................................................................... 18 Schedule 4 Daily Non-Cumulative Compounded RFR Rate ................................................ 22 Schedule 5 Cumulative Compounded RFR Rate ................................................................. 29

Execution Version 3 1431195230\9\ASIA THIS AMENDMENT DEED (THIS "DEED") IS DATED 2023 AND MADE BETWEEN: (1) GIMI MS CORPORATION (the "Borrower"); (2) ING BANK N.V. as facility agent (the "Facility Agent"); and (3) ING BANK N.V. as security trustee for the Finance Parties (the "Security Trustee"). WHEREAS: (A) This Deed is supplemental to a senior secured term loan facility agreement dated 24 October 2019 (as amended and supplemented by first, second and third supplemental agreements dated 19 January 2021, 2 March 2021 and 17 February 2023 respectively, the "Original Facility Agreement") made between, among others, the Borrower, the Facility Agent, the Security Trustee, ABN AMRO Bank N.V., Clifford Capital Pte. Ltd., ING Bank N.V. and Natixis as mandated lead arrangers and the financial institutions listed therein as original lenders, whereby the Lenders agreed to advance to the Borrower, upon the terms and conditions therein contained, a term loan of up to $700,000,000.00 for the purpose of enabling the Borrower to finance the construction of the Total Project Costs on the terms and conditions therein contained. (B) Pursuant to an amendment request letter from the Borrower dated 4 July 2023 (the “Request Letter”), the Borrower has requested that certain changes be made to the Original Facility Agreement, including for the purposes of providing for a successor or alternative rate (as the case may be) which would be used to replace the LIBOR benchmark used to calculate interest amounts payable under the Original Facility Agreement. The Facility Agent (acting on the instructions of all the Lenders) has agreed to the requested changes to the Original Facility Agreement pursuant to the Request Letter on the basis set out in this Deed. To the extent there is any inconsistency or conflict between the terms of the Request Letter and the terms of this Deed, the terms of this Deed shall prevail in all circumstances. (C) The Borrower, the Facility Agent (for itself) and the Facility Agent (acting on the instructions of all the Lenders) consents to the amendments to the Original Facility Agreement on the basis set out in this Deed in respect of Clause 48 (Amendments and Waivers) of the Original Facility Agreement. NOW IT IS HEREBY AGREED AS FOLLOWS: 1. DEFINITIONS 1.1 Defined expressions Words and expressions defined in the Original Facility Agreement shall, unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Deed. In addition, in this Deed: "Conditions Precedent" means the conditions precedent set out in Schedule 1 Part I (Conditions Precedent) and "Condition Precedent" shall mean any of them; “Conditions Subsequent” means each of the conditions subsequent set out in Schedule 1 Part II (Conditions Subsequent) and "Condition Subsequent" shall mean any of them; 7 July

Execution Version 4 1431195230\9\ASIA "Effective Date" means the date falling on the first Business Day of the Interest Period (as determined in accordance with the Facility Agreement) commencing after 30 June 2023 (the “Relevant Interest Period”) provided that on or prior to such date, the Facility Agent confirms to the Borrower in writing substantially in the form set out in Schedule 2 (Form of Effective Date Notice) that all the Conditions Precedent have been satisfied, deferred and/or waived. If the Conditions Precedent have not been satisfied, deferred and/or waived by such date then the parties to this Deed shall, in good faith, mutually agree a new Effective Date; “Facility Agreement” means the Original Facility Agreement as amended by this Deed; and “Security Confirmation Letter” has the meaning given to that term in Schedule 1 Part II paragraph (o). 1.2 References References in the Original Facility Agreement to “this Agreement” shall, with effect from the Effective Date, be references to the Original Facility Agreement as amended by this Deed and words such as “herein”, “hereof”, “hereunder”, “hereafter”, “hereby” and “hereto”, where they appear in the Original Facility Agreement shall be construed accordingly. 1.3 Construction and Contracts (Rights of Third Parties) Act 1999 The rules of interpretation contained in Clause 1.2 (Construction) and Clause 1.4 (Third party rights) of the Original Facility Agreement shall have effect as if set out in this Deed, mutatis mutandis. 1.4 Designation Each of the Borrower and the Facility Agent hereby designates this Deed as a Finance Document. 1.5 Interest Period prior to Effective Date For the avoidance of doubt, any interest for any Interest Period prior to the Effective Date shall continue to be determined in accordance with the Original Facility Agreement. 2. AMENDMENTS 2.1 Amendments to the Original Facility Agreement The Original Facility Agreement shall, with effect on and from the Effective Date, be (and it is hereby) amended as follows: 2.1.1 In Clause 1.1 (Definitions) of the Original Facility Agreement, the definitions of "Break Costs", "Business Day", "Confidential Information", "Historic Screen Rate", "Interbank Market", "Interpolated Historic Screen Rate", "Interpolated Screen Rate", "LIBOR", "Month", "Quotation Day", "Reference Bank Rate", "Reference Bank Quotation", "Reference Banks", "Replacement Benchmark", "Screen Rate", and "Screen Rate Replacement Event" shall be deleted in their entirety.

Execution Version 5 1431195230\9\ASIA 2.1.2 The following definitions shall be inserted into Clause 1.1 (Definitions) of the Original Facility Agreement in their respective alpha-numerical order: "Additional Business Day" means any day specified as such in the Reference Rate Terms. "Baseline CAS" means any rate which is either: (a) specified as such in the Reference Rate Terms; or (b) determined by the Facility Agent (acting on the instructions of the Majority Lenders) with the consent of the Borrower (such consent not to be unreasonably withheld or delayed) (or by any other Finance Party (acting on the instructions of the Majority Lenders) which agrees to determine that rate in place of the Facility Agent with the consent of the Borrower (such consent not to be unreasonably withheld or delayed)) in accordance with the methodology specified in the Reference Rate Terms. "Break Costs" has the meaning given to that term in the Reference Rate Terms. "Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Amsterdam, London, New York, Paris, Tokyo and Singapore and in relation to: (a) any date for repayment of, or payment or purchase of an amount relating to the Loan (or any relevant part of it) or Unpaid Sum; or (b) the determination of the first day or the last day of an Interest Period for the Loan (or any relevant part of it) or Unpaid Sum, or otherwise in relation to the determination of the length of such an Interest Period), which is also an Additional Business Day relating to the Loan (or any relevant part of it) or Unpaid Sum. "Central Bank Rate" has the meaning given to that term in the Reference Rate Terms. "Central Bank Rate Adjustment" has the meaning given to that term in the Reference Rate Terms. "Compounded Reference Rate" means, in relation to any RFR Banking Day during the Interest Period of a Loan, the percentage rate per annum which is the aggregate of: (a) the Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day; and (b) the applicable Baseline CAS.

Execution Version 6 1431195230\9\ASIA "Compounding Methodology Supplement" means, in relation to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate, a document which: (a) is agreed in writing by the Borrower, the Facility Agent (in its own capacity) and the Facility Agent (acting on the instructions of the Lenders); (b) specifies a calculation methodology for that rate; and (c) has been made available to the Borrower and each Finance Party. "Confidential Information" means all information relating to an Obligor, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either: (a) any member of any of the Golar MLP Group, the GLNG Group, the KIT Group or the KCL Group or any of its advisers; or (b) another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of any of the Golar MLP Group, the GLNG Group, the KIT Group or the KCL Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes: (i) information that: (A) is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 49 (Confidential Information); or (B) is identified in writing at the time of delivery as non- confidential by any member of any of the Golar MLP Group, the GLNG Group, the KIT Group or the KCL Group or any of its advisers; or (C) is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with any of the Golar MLP Group, the GLNG Group, the KIT Group or the KCL Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and (ii) any Funding Rate.

Execution Version 7 1431195230\9\ASIA "Cumulative Compounded RFR Rate" means, in relation to an Interest Period for a Loan, the percentage rate per annum determined by the Facility Agent (or by any other Finance Party which agrees to determine that rate in place of the Facility Agent) in accordance with the methodology set out in Schedule 13 (Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement. "Daily Non-Cumulative Compounded RFR Rate" means, in relation to any RFR Banking Day during an Interest Period for a Loan, the percentage rate per annum determined by the Facility Agent (or by any other Finance Party which agrees to determine that rate in place of the Facility Agent) in accordance with the methodology set out in Schedule 14 (Daily Non- Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement. "Daily Rate" means the rate specified as such in the Reference Rate Terms. "Lookback Period" means the number of days specified as such in the Reference Rate Terms. "Market Disruption Rate" means the rate (if any) specified as such in the Reference Rate Terms. "Month" means, in relation to an Interest Period (or any other period for the accrual of commission or fees), a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, subject to adjustment in accordance with the rules specified as Business Day Conventions in the Reference Rate Terms. "Reference Rate Supplement" means a document which: (a) is agreed in writing by the Borrower, the Facility Agent (in its own capacity) and the Facility Agent (acting on the instructions of the Majority Lenders); (b) specifies the relevant terms which are expressed in this Agreement to be determined by reference to Reference Rate Terms; and (c) has been made available to the Borrower and each Finance Party. "Reference Rate Terms" means the terms set out in Schedule 12. “Relevant Interest Payment” means the aggregate amount of interest that is, or is scheduled to become, payable under any Finance Document. "Relevant Market" means the market specified as such in the Reference Rate Terms. "Reporting Day" means the day (if any) specified as such in the Reference Rate Terms. "Reporting Time" means the relevant time (if any) specified as such in the Reference Rate Terms.

Execution Version 8 1431195230\9\ASIA "RFR" means the rate specified as such in the Reference Rate Terms. "RFR Banking Day" means any day specified as such in the Reference Rate Terms. 2.1.3 The definition of "Finance Document" shall be amended to include any Reference Rate Supplement and any Compounding Methodology Supplement. 2.1.4 A new paragraph (a)(xxviii) shall be inserted in Clause 1.2 (Construction) as follows: (xxviii) a Lender’s "cost of funds" in relation to its participation in a Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that Participation in that Loan for a period equal in length to the Interest Period of that Loan. 2.1.5 A new paragraph (g) shall be inserted in Clause 1.2 (Construction) as follows: (g) A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate. 2.1.6 A new paragraph (h) shall be inserted in Clause 1.2 (Construction) as follows: (h) Any Reference Rate Supplement overrides anything in: (i) Schedule 12 (Reference Rate Terms); or (ii) any earlier Reference Rate Supplement. 2.1.7 A new paragraph (i) shall be inserted in Clause 1.2 (Construction) as follows: (i) A Compounding Methodology Supplement relating to the Daily Non- Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate overrides anything relating to that rate in: (i) Schedule 13 (Daily Non-Cumulative Compounded RFR Rate) or Schedule 14 (Cumulative Compounded RFF Rate), as the case may be; or (ii) any earlier Compounding Methodology Supplement. 2.1.8 Clause 7.4 (Voluntary Payment) shall be amended by adding an additional paragraph (c) as follows: (c) If a prepayment is made on a day which does not fall on the last day of an Interest Period, the Borrower shall pay the Facility Agent (for the Lenders’ account pro rata to their participation in the relevant Loan(s)) a prepayment fee in the amount of $5,000.

Execution Version 9 1431195230\9\ASIA 2.1.9 Clause 9.1 (Calculation of interest) shall be deleted in its entirety and replaced as follows: (a) The rate of interest on the Loan for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable: (i) Margin; and (ii) Compounded Reference Rate for that day. (b) If any day during an Interest Period for the Loan is not an RFR Banking Day, the rate of interest on the Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day. 2.1.10 The wording in brackets of Clause 9.2 (Payment of Interest) shall be deleted so that the amended Clause 9.2 (Payment of Interest) shall read as follows: The Borrower shall pay accrued interest on the Loan (or any relevant part of it) (an "Interest Payment Date") on the last day of each Interest Period. The aggregate amount of any accrued interest which is, or becomes payable by the Borrower under this Agreement shall be rounded to two (2) decimal places. 2.1.11 Clause 9.4 (Notification of rates of interest) shall be deleted in its entirety and replaced as follows: 9.4 (Notifications) (a) The Facility Agent shall promptly upon a Relevant Interest Payment being determinable notify: (i) the Borrower of that Relevant Interest Payment; (ii) each relevant Lender of the proportion of that Relevant Interest Payment which relates to that Lender’s participation in the relevant Loan; and (iii) the relevant Lenders and the relevant Borrower of: (A) each applicable rate of interest relating to the determination of that Relevant Interest Payment; and (B) to the extent it is then determinable, the Market Disruption Rate (if any) relating to the relevant Loan. This paragraph (a) shall not apply to any Relevant Interest Payment determined pursuant to Clause 11.4 (Cost of funds). (b) The Agent shall promptly notify the Borrower of each Funding Rate relating to a Loan. (c) The Facility Agent shall promptly notify the relevant Lenders and the Borrower of the determination of a rate of interest relating to a Loan to which Clause 11.4 (Cost of funds) applies.

Execution Version 10 1431195230\9\ASIA (d) This Clause 9.4 (Notifications) shall not require the Facility Agent to make any notification to any Party on a day which is not a Business Day. 2.1.12 Clause 11.1 (Unavailability of Screen Rate) shall be deleted in its entirety and replaced as follows: 11.1 Interest Calculation if no RFR or Central Bank Rate If: (a) there is no applicable RFR or Central Bank Rate for the purposes of calculating the Daily Non-Cumulative Compounded RFR Rate for an RFR Banking Day during an Interest Period for the Loan; and (b) ‘Cost of funds will apply as a fallback’ is specified in the Reference Rate Terms, Clause 11.4 (Cost of funds) shall apply to the Loan for that Interest Period. 2.1.13 Clause 11.2 (Absence of quotations) shall be deleted in its entirety and replaced as follows: Left intentionally blank. 2.1.14 Clause 11.3 (Market Disruption) shall be deleted in its entirety and replaced as follows: If: (a) a Market Disruption Rate is specified in the Reference Rate Terms: and (b) before the Reporting Time the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed fifteen (15) per cent. of the Loan) that its cost of funds relating to its participation in the Loan would be in excess of that Market Disruption Rate, then Clause 11.4 (Cost of funds) shall apply to the Loan for the relevant Interest Period. 2.1.15 Clause 11.4(a) shall be deleted in its entirety and replaced as follows: If this Clause 11.4 applies, the rate of interest on each Lender's share of that Loan or relevant part of it for that Interest Period shall be the percentage rate per annum which is the sum of: (a) the applicable Margin; and (b) the rate notified to the Agent by that Lender as soon as practicable and in any event by the Reporting Time for that Loan, to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in that Loan or relevant part of it. 2.1.16 Clause 11.4(d) shall be deleted in its entirety and replaced as follows:

Execution Version 11 1431195230\9\ASIA If this Clause 11.4 applies pursuant to Clause 11.3 (Market Disruption) and: (a) a Lender’s Funding Rate is less than the Market Disruption Rate; or (b) a Lender does not notify a rate to the Facility Agent by the Reporting Time, that Lender’s cost of funds relating to its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Market Disruption Rate for that Loan. 2.1.17 A new Clause 11.4(e) shall be inserted as follows: If this Clause 11.4 applies, the Facility Agent shall immediately notify the Borrower. 2.1.18 Clause 11.6 (Negotiation of Replacement Benchmark) shall be deleted in its entirety. 2.1.19 Clause 30.2(b)(iii) shall be deleted in its entirety and replaced as follows: (iii) provide for the Hedging Bank to pay a floating rate of interest in respect of the relevant notional amount that is in line with the scope of the floating rate of interest under the Loan, 2.1.20 Clause 39 (Reference Banks) shall be deleted in its entirety and replaced as follows: Not used. 2.1.21 A new Clause 48.5 (Changes to reference rates) shall be inserted as follows: 48.5 Changes to reference rates (a) Subject to Clause 48.2 (All Lender matters) and 48.3 (Other Exceptions), if an RFR Replacement Event has occurred, any amendment or waiver which relates to: (i) providing for the use of a Replacement Reference Rate in place of the RFR; and (ii) (A) aligning any provision of any Finance Document to the use of that Replacement Reference Rate; (B) enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

Execution Version 12 1431195230\9\ASIA (C) implementing market conventions applicable to that Replacement Reference Rate; (D) providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or (E) adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Facility Agent (acting on the instructions of all the Lenders) and the Obligors. (b) An amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on a Loan under this Agreement to any recommendation of a Relevant Nominating Body which: (i) relates to the use of the RFR on a compounded basis in the international or any relevant domestic syndicated loan markets; and (ii) is issued on or after the date of this Agreement, may be made with the consent of the Facility Agent (acting on the instructions of the Majority Lenders) and the Obligors. (c) In this Clause 48.5: "RFR Replacement Event" means: (i) the methodology, formula or other means of determining the RFR has, in the opinion of the Majority Lenders, and the Obligors materially changed, or the RFR is otherwise no longer appropriate for the purposes of calculating interest under this Agreement; (ii) (A) (1) the administrator of the RFR or its supervisor publicly announces that such administrator is insolvent; or

Execution Version 13 1431195230\9\ASIA (2) information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of the RFR is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide the RFR; (B) the administrator of the RFR publicly announces that it has ceased or will cease, to provide the RFR permanently or indefinitely and, at that time, there is no successor administrator to continue to provide the RFR; (C) the supervisor of the administrator of the RFR publicly announces that the RFR has been or will be permanently or indefinitely discontinued; (D) the administrator of the RFR or its supervisor announces that the RFR may no longer be used; or (iii) the administrator of the RFR determines that the RFR should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either: (A) the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Obligors) temporary; or (B) the RFR is calculated in accordance with any such policy or arrangement for a period no less than the period specified as the "RFR Contingency Period" in the Reference Rate Terms; or (iv) in the opinion of the Majority Lenders and the Obligors, the RFR is otherwise no longer appropriate for the purposes of calculating interest under this Agreement. "Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

Execution Version 14 1431195230\9\ASIA "Replacement Reference Rate" means a reference rate which is: (a) formally designated, nominated or recommended as the replacement for the RFR by: (i) the administrator of the RFR (provided that the market or economic reality that such reference rate measures is the same as that measured by the RFR); or (ii) any Relevant Nominating Body, and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Reference Rate" will be the replacement under paragraph (ii) above; (b) in the opinion of the Majority Lenders and the Obligors, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to the RFR; or (c) in the opinion of the Majority Lenders and the Obligors, an appropriate successor to the RFR. 2.1.22 Clause 50 (Confidentiality of Funding Rates and Reference Bank Quotations) shall be deleted in its entirety and replaced as follows: 50 CONFIDENTIALITY OF FUNDING RATES 50.1 Confidentiality and disclosure (a) The Facility Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below. (b) The Facility Agent may disclose: (i) any Funding Rate to the Borrower pursuant to Clause 9.4 (Notification of rates of interest); and (ii) any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Facility Agent and the relevant Lender, as the case may be.

Execution Version 15 1431195230\9\ASIA (c) The Facility Agent may disclose any Funding Rate and each Obligor may disclose any Funding Rate, to: (i) any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it; (ii) any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; (iii) any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and (iv) any person with the consent of the relevant Lender, as the case may be. 2.1.23 Schedule 3, Schedule 4 and Schedule 5 of this Deed shall be inserted as new Schedule 12 (Reference Rate Terms), Schedule 13 (Daily Non-Cumulative Compounded RFR Rate) and Schedule 14 (Cumulative Compounded RFR Rate) respectively. 2.2 Continued force and effect Save as amended by this Deed, the provisions of the Original Facility Agreement and the other Finance Documents shall continue in full force and effect.

Execution Version 16 1431195230\9\ASIA 2.3 Relevant Interest Period Notwithstanding the terms and conditions of the Original Facility Agreement and any applicable law (including the Critical Benchmarks (References and Administrators’ Liability) Act 2021), once the Effective Date has occurred, any interest for the Relevant Interest Period shall be determined in accordance with the Facility Agreement. 3. REPRESENTATIONS AND WARRANTIES Each Repeating Representation of the Original Facility Agreement shall be deemed to be made and repeated by the Borrower on the date of this Deed and the Effective Date as if made with reference to the facts and circumstances existing on such day, and references to "this Agreement" in the relevant representations should be construed as references to this Agreement and to the Facility Agreement. 4. CONFIRMATIONS 4.1 Confirmation On the Effective Date, the Borrower: 4.1.1 confirms its acceptance of this Deed; and 4.1.2 confirms that the definition of, and references throughout the Finance Documents to the Original Facility Agreement shall be construed as if the same referred to the Facility Agreement. 4.2 Finance Documents On the Effective Date, the Borrower confirms for the benefit of the Facility Agent that: 4.2.1 the security interests created by it pursuant to each Security Document to which it is a party shall (a) remain in full force and effect notwithstanding the amendments to the Original Facility Agreement contained in this Deed, and (b) continue to secure the Secured Obligations; and 4.2.2 the Finance Documents to which it is a party shall remain in full force and effect notwithstanding the amendments to the Original Facility Agreement contained in this Deed and, from the Effective Date, the Original Facility Agreement, and the applicable provisions of this Deed will be read and construed as one document. 4.3 Undertakings 4.3.1 The Borrower undertakes to deliver or procure to be delivered to the Facility Agent each of the Conditions Subsequent as listed out in Schedule 1 Part II (Conditions Subsequent) within thirty (30) days from the date of this Deed (or such longer period as may be agreed by the Facility Agent, acting on the instructions of the Lenders). A failure by the Borrower to deliver any Conditions Subsequent, shall unless such Condition Subsequent has been waived in whole or in part and with or without conditions by the Facility Agent acting on the instructions of the Lenders, constitute an Event of Default under Clause 31.7 (Other obligations) of the Facility Agreement.

Execution Version 17 1431195230\9\ASIA 5. FEES, COSTS AND EXPENSES 5.1 Costs and expenses The Borrower agrees to pay to the Facility Agent on demand the amount of all documented and previously agreed costs and expenses (including legal fees) reasonably incurred by the Finance Parties in connection with the negotiation or entry into this Deed. 6. MISCELLANEOUS AND NOTICES 6.1 Notices The provisions of clause 44 (Notices) of the Original Facility Agreement shall extend and apply to the giving or making of notices hereunder as if the same were expressly stated herein, mutatis mutandis. 6.2 Counterparts / Effect as a Deed This Deed may be executed in any number of counterparts and by the Borrower, the Facility Agent and the Security Trustee on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument. It is intended that this document takes effect as a Deed even though the Facility Agent and Security Trustee may only execute it under hand. 6.3 Electronic signing The parties acknowledge and agree that they may execute this Deed and any variation or amendment to the same, by electronic instrument. The parties agree that the electronic signatures appearing on the document shall have the same effect as handwritten signatures and the use of an electronic signature on this Deed shall have the same validity and legal effect as the use of a signature affixed by hand and is made with the intention of authenticating this Deed, and evidencing the parties’ intention to be bound by the terms and conditions contained herein. For the purposes of using an electronic signature, the parties authorise each other to the lawful processing of personal data of the signers for contract performance and their legitimate interests including contract management. 7. APPLICABLE LAW 7.1 Law This Deed and any non-contractual obligations connected with it shall be governed by and construed in accordance with English law. 7.2 Arbitration The provisions of clause 53 (Arbitration) of the Original Facility Agreement shall apply to this Deed as if the same were expressly stated herein, mutatis mutandis. This Deed has been executed on the date stated at the beginning of this Deed with the intention that it be delivered on the date stated at the beginning of this Deed.

Execution Version 18 1431195230\9\ASIA SCHEDULE 1 Conditions Precedent and Conditions Subsequent Part I – Conditions Precedent (a) Constitutional Documents A certified true, complete and up-to-date copy of the constitutional documents of the Borrower, or, if the Facility Agent already has a copy, a certificate of the Borrower certifying that such copy in the Facility Agent’s possession is still correct, complete and in full force and effect. (b) Power of Attorney If applicable, a duly executed and delivered power of attorney in respect of the Borrower. (c) Board Resolutions A certified true copy of such resolutions and other documents (if any) as may be necessary to: (i) ratify and/or authorise the execution by a specific person or persons, delivery and performance of this Deed and the transactions contemplated thereof, and evidence of the due authorisation, execution and delivery of this Deed; and (ii) authorise a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with this Deed, in each of the foregoing cases, on behalf of the Borrower. (d) Specimen Signatures A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above who has signed this Deed. (e) Officer's Certificate A signed but undated certificate of an officer of the Borrower certifying that each copy document relating to it and specified in this Schedule 1 is correct, complete and in full force and effect. (f) This Deed The Facility Agent has received executed copies of counterparts of this Deed duly executed by all parties.

Execution Version 19 1431195230\9\ASIA (g) Legal Opinions (i) A legal opinion from Squire Patton Boggs Singapore LLP, as to matters of English law. (ii) A legal opinion from Campbell Johnston Clark, as to matters of Marshall Islands law. (h) Registrations Evidence that all filings, registrations, recordings and other actions have been or will be taken which are necessary or (in the reasonable discretion of the Facility Agent) advisable to ensure the validity, effectiveness and enforceability of this Deed. (i) Other documents and evidence A copy of any other document, opinion or assurance which the Facility Agent (acting reasonably) considers to be necessary or desirable (if it has notified the Borrower accordingly prior to the date of this Deed) in connection with the entry into and performance of the transactions contemplated by this Deed or for the validity and enforceability of this Deed.

Execution Version 20 1431195230\9\ASIA Part II – Conditions Subsequent (j) Constitutional Documents A certified true, complete and up-to-date copy of the constitutional documents of each of the Original Golar Shareholder, the Original Keppel Shareholder and each Guarantor (the “Relevant Obligors”), or, if the Facility Agent already has a copy, a certificate of each Relevant Obligor certifying that such copy in the Facility Agent’s possession is still correct, complete and in full force and effect. (k) Power of Attorney If applicable, a duly executed and delivered power of attorney in respect of the Relevant Obligor. (l) Board Resolutions A certified true copy of such resolutions and other documents (if any) as may be necessary to: (i) ratify and/or authorise the execution by a specific person or persons, delivery and performance of the relevant Security Confirmation Letter to which it is a party and the transactions contemplated thereof, and evidence of the due authorisation, execution and delivery of the relevant Security Confirmation Letter to which it is a party; and (ii) authorise a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the relevant Security Confirmation Letter to which it is a party, in each of the foregoing cases, on behalf of the Relevant Obligor. (m) Specimen Signatures A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above who has signed the relevant Security Confirmation Letter. (n) Officer's Certificate A signed but undated certificate of an officer of the Relevant Obligor certifying that each copy document relating to it and specified in this Schedule 1 Part II is correct, complete and in full force and effect. (o) Security Confirmation Letter A duly executed letter of confirmation from each Relevant Obligor, addressed to the Facility Agent and the Security Agent for and on behalf of the Finance Parties in a form acceptable to the Facility Agent (acting for and on behalf of the Finance Parties) in relation to the Security Documents to which the Relevant Obligor is a party (each a “Security Confirmation Letter” and together, the “Security Confirmation Letters”).

Execution Version 21 1431195230\9\ASIA (p) Legal Opinions (i) A legal opinion from Squire Patton Boggs Singapore LLP, as to matters of English law. (ii) A legal opinion of legal advisers to the Finance Parties on matters of Singapore law. (iii) A legal opinion of Appleby (Bermuda) Limited on matters of Bermuda law.

Execution Version 22 1431195230\9\ASIA SCHEDULE 2 Effective Date Notice To: GIMI MS CORPORATION as Borrower We, ING BANK N.V. in our capacity as Facility Agent, refer to the Amendment Deed dated [●] 2023 (the " Amendment Deed") relating to senior secured term loan facility agreement dated 24 October 2019 (as amended and supplemented by first, second and third supplemental agreements dated 19 January 2021, 2 March 2021 and 17 February 2023 respectively, made between inter alia, yourselves as Borrower and ourselves as the Facility Agent and Security Trustee (the "Original Facility Agreement"). Terms defined in the Amendment Deed have the same meaning in this notice. We hereby confirm that all conditions precedent referred to in Schedule 1 Part I (Conditions Precedent) of the Amendment Deed have been satisfied, deferred and/or waived. For the purpose of the Amendment Deed, the Effective Date in accordance with the terms of the Amendment Deed is [insert date falling on the first Business Day of the Interest Period (as determined in accordance with the Facility Agreement) commencing after 30 June 2023 or if such date has passed, such other later date as may be mutually agreed by the parties in good faith]. Dated: 2023 Signed: ___________________________ For and on behalf of ING BANK N.V. (incorporated in the Netherlands with limited liability) (as Facility Agent)

Execution Version 23 1431195230\9\ASIA SCHEDULE 3 SCHEDULE 12 REFERENCE RATE TERMS Cost of funds as a fallback Cost of funds will apply as a fallback. Definitions: Additional Business Days: An RFR Banking Day. Baseline CAS: 3 month: 0.26161% 6 month: 0.42826% Break Costs None specified. Business Day Conventions (a) If any period is expressed to accrue by (definition of "Month" and Clause reference to a Month or any number of Months 10.2 (Non-Business Days)): period: (i) subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; (ii) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and (iii) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end. (b) If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next

Execution Version 24 1431195230\9\ASIA Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not). Central Bank Rate: (a) The short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from t ime to t ime; or (b) if that target is not a single figure, the arithmetic mean of: (i) the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and (ii) the lower bound of that target range. Central Bank Rate Adjustment: In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20 per cent. (20%) trimmed arithmetic mean (calculated by the Facility Agent, or by any other Finance Party which agrees to do so in place of the Facility Agent) of the Central Bank Rate Spreads for the five (5) most immediately preceding RFR Banking Days for which the RFR is available. Central Bank Rate Spread: In relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Agent (or by any other Finance Party which agrees to do so in place of the Agent) between: (a) the RFR for that RFR Banking Day; and (b) the Central Bank Rate prevailing at close of business on that RFR Banking Day. Daily Rate: The "Daily Rate" for any RFR Banking Day is: (a) the RFR for that RFR Banking Day; or (b) if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of: (i) the Central Bank Rate for that RFR Banking Day; and (ii) the applicable Central Bank Rate Adjustment; or

Execution Version 25 1431195230\9\ASIA (c) if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of: (i) the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and (ii) the applicable Central Bank Rate Adjustment, rounded, in either case, to five decimal places and if, in either case, the aggregate of that rate and the applicable Baseline CAS is less than zero, the Daily Rate shall be deemed to be such a rate that the aggregate of the Daily Rate and the applicable Baseline CAS is zero. Lookback Period: Two RFR Banking Days. Market Disruption Rate: The percentage rate per annum which is the aggregate of: (a) the Cumulative Compounded RFR Rate for the Interest Period of the Loan; and (b) the applicable Baseline CAS. Relevant Market: The market for overnight cash borrowing collateralised by US Government securities. Reporting Day: The Business Day which follows the day which is the Lookback Period prior to the last day of the Interest Period. RFR: The secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

Execution Version 26 1431195230\9\ASIA RFR Banking Day: Any day other than: (a) a Saturday or Sunday; and (b) a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities. Interest Periods Length of Interest Period in absence of selection (paragraph (c) of Clause 10.1 (Selection of Interest Periods)): Three (3) months Periods capable of selection as Interest Periods (paragraph (d) of Clause 10.1 (Selection of Interest Periods)): Three (3) or six (6) months Reporting Times Deadline for Lenders to report market disruption in accordance with Clause 11.3 (Market disruption) Close of business in London on date falling 1 Business Day after the Reporting Day for the relevant Loan. Deadline for Lenders to report their cost of funds in accordance with Clause 11.4 (Cost of funds) Pursuant to Clause 11.1 (Unavailability of Screen Rate): Close of business in London on the date falling two (2) Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling two (2) Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan). Pursuant to Clause 11.3 (Market Disruption): Close of business in London on the date falling 1 Business Day after the Reporting Day for the relevant Loan (or, if earlier, on the date falling two (2) Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

Execution Version 27 1431195230\9\ASIA SCHEDULE 4 SCHEDULE 13 DAILY NON-CUMULATIVE COMPOUNDED RFR RATE The "Daily Non-Cumulative Compounded RFR Rate" for any RFR Banking Day "i" during an Interest Period for a Loan is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose) calculated as set out below: (𝑈𝐶𝐶𝐷𝑅𝑖 − 𝑈𝐶𝐶𝐷𝑅𝑖−1) × 𝑑𝑐𝑐 𝑛𝑖 where: "UCCDRi" means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day "i"; "UCCDRi-1" means, in relation to that RFR Banking Day "i", the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period; "dcc" means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number; "ni" means the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day; and the "Unannualised Cumulative Compounded Daily Rate" for any RFR Banking Day (the "Cumulated RFR Banking Day") during that Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose): 𝐴𝐶𝐶𝐷𝑅 × 𝑡𝑛𝑖 𝑑𝑐𝑐 where: "ACCDR" means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day; "tni" means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period; "Cumulation Period" means the period from, and including, the first RFR Banking Day of that Interest Period to, and including, that Cumulated RFR Banking Day; "dcc" has the meaning given to that term above; and the "Annualised Cumulative Compounded Daily Rate" for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to five (5) decimal places) calculated as set out below:

Execution Version

$$\left[\prod_{i=1}^{d_0}\left(1+\frac{DailyRate_{i-LP}\times n_i}{dcc}\right)-1\right]\times\frac{dcc}{tn_i}$$

where:

"d_0" means the number of RFR Banking Days in the Cumulation Period;

"Cumulation Period" has the meaning given to that term above;

"i" means a series of whole numbers from one to d_0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;

"$DailyRate_{i-LP}$" means, for any RFR Banking Day "i" in the Cumulation Period, the Daily Rate for the RFR Banking Day which is the Lookback Period prior to that RFR Banking Day "i";

"n_i" means, for any RFR Banking Day "i" in the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day;

"dcc" has the meaning given to that term above; and

"tn_i" has the meaning given to that term above.

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Execution Version

SCHEDULE 5

SCHEDULE 14

CUMULATIVE COMPOUNDED RFR RATE

The "Cumulative Compounded RFR Rate" for any Interest Period for a Loan is the percentage rate per annum (rounded to the same number of decimal places as is specified in the definition of "Annualised Cumulative Compounded Daily Rate" in Schedule 13 (Daily Non-Cumulative Compounded RFR Rate)) calculated as set out below:

$$\left[\prod_{i=1}^{d_0}\left(1+\frac{DailyRate_{i-LP}\times n_i}{dcc}\right)-1\right]\times\frac{dcc}{d}$$

where:

"d_0" means the number of RFR Banking Days during the Interest Period;

"i" means a series of whole numbers from one to d_0, each representing the relevant RFR Banking Day in chronological order during the Interest Period;

"$DailyRate_{i-LP}$" means for any RFR Banking Day "i" during the Interest Period, the Daily Rate for the RFR Banking Day which is the Lookback Period prior to that RFR Banking Day "i";

"n_i" means, for any RFR Banking Day "i", the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day;

"dcc" means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number; and

"d" means the number of calendar days during that Interest Period.

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30 1431195230\9\ASIA SIGNATURES THE BORROWER EXECUTED as a DEED ) by GIMI MS CORPORATION ) acting by ) being the of the company ) in the presence of: ) /s/ Roger Swan Authorised Signatory Name: Roger Swan Title: Attorney-in-fact /s/ Elizabeth Lord Witness Signature Name: Elizabeth Lord Title: Senior Legal Counsel

31 1431195230\9\ASIA THE FACILITY AGENT (in its capacity as Facility Agent and for and on behalf of Lenders) ING BANK N.V /s/ O.S.C de Vries Authorised Signatory Name: O.S.C de Vries Title: /s/ D Shali Witness Signature Name: D Shali Title: THE SECURITY AGENT ING BANK N.V /s/ O.S.C de Vries Authorised Signatory Name: O.S.C de Vries Title: /s/ D Shali Witness Signature Name: D Shali Title: